Exhibit 99.1

CISION® APPOINTS DAVID KRANTZ TO BOARD OF DIRECTORS

CHICAGO, July 22, 2019 /PRNewswire/ -- Cision (NYSE: CISN) today announced the appointment of David Krantz to the Company’s Board of Directors. Krantz currently serves as the Group President of North America Fuel at FLEETCOR Technologies, a leading global provider of business payment solutions.

“David’s impressive leadership experience and vast expertise in strategy, business development, and marketing made him a natural fit for the Cision Board,” said Kevin Akeroyd, Cision CEO. “Following our recent acquisitions of TrendKite and Falcon.io, and the launch of the next generation Communications Cloud®, this year has already seen exciting growth for Cision. David will bring a unique skillset and perspective that will make him an indispensable resource for the company as we continue that trajectory.”

Krantz was previously CEO of YP Holdings, a marketing solutions provider, where he was responsible for leading the company’s strategy and operations. Prior to YP Holdings, Krantz had a nine-year career with AT&T, including serving as CEO of AT&T Interactive. Krantz has held high-level roles in product, marketing, and strategy with AT&T, GoDigital Networks, America Online, and Netscape.

“Cision continues to build technology that pushes the limits of what’s possible for the communications industry,” said Krantz. “I’m thrilled to join the Cision Board and look forward to being part of this next stage of expansion."

Krantz holds a B.S. in Finance and Management from University of Virginia and an MBA from Harvard Business School. He currently sits on the Board of CallRail, a company that helps data-driven marketers optimize the performance of their advertising campaigns, increase sales effectiveness, and improve customer retention.

With David Krantz’s appointment, the Cision Board is now comprised of nine directors.

About Cision

Cision Ltd (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,000 employees with offices in 22 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the

Cision Communications Cloud, visit www.cision.com and follow Cision on Twitter @Cision.

Media Contact:

Rebecca Dersh

PR & Earned Media Manager, Cision

cisionpr@cision.com